AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT


                  THIS AGREEMENT, dated and effective as of the 1st day of June, 2004, is made and entered into by and between THE CASH MANAGEMENT TRUST OF AMERICA, a Massachusetts business trust, (hereinafter called the "Trust"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Adviser"). This Agreement shall supersede the previous agreement between the Trust and the Adviser, which previous agreement shall terminate by mutual consent of the parties when this Agreement becomes effective. The parties agree as follows:

                  1. The Trust hereby employs the Adviser to furnish advice to the Trust with respect to the investment and reinvestment of the assets of the Trust. The Adviser hereby accepts such employment and agrees to render the services and to assume the obligation to the extent herein set forth, for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Trust.

                  2. The Adviser agrees to provide supervision of the portfolio of the Trust and, to the extent authorized by the Trustees, to determine what securities or other property shall be purchased or sold by the Trust, giving due consideration to the policies of the Trust as expressed in the Trust's Declaration of Trust, By-Laws, Registration Statement under the Investment Company Act of 1940, as amended (the "1940 Act"), Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and Prospectus as in use from time to time, as well as to the factors affecting the Trust's status as a regulated investment company under the Internal Revenue Code of 1954, as amended.

                         The Adviser shall provide adequate facilities and
qualified personnel for the placement
of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Trust. With respect to such transactions, the Adviser, subject to such directions as may be furnished from time to time by the Trustees, shall endeavor as the primary objective to obtain the most favorable prices and execution of orders. Subject to the primary objective, the Adviser may place orders with broker-dealer firms which have sold shares of the Trust or which furnished statistical and other information to the Adviser, taking into account the value and quality of the brokerage services of such broker-dealers, including the availability and quality of such statistical and other information. Receipt by the Adviser of any such statistical and other information and services shall not be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to Section 5 hereof.

                  3. The Adviser shall (a) furnish to the Trust the services of qualified personnel to (i) manage the investments of the Trust, (ii) perform the executive and related administrative functions of the Trust, and (iii) if desired by the Trust, serve as Trustees of the Trust, in all cases without additional compensation of such persons by the Trust; (b) pay the expenses of all persons whose services are to be furnished by the Adviser under this Section; (c) provide office space, furniture, small office equipment, and telephone facilities and utilities, all of which may be the same as occupied or used by the Adviser; and (d) provide general purpose forms, supplies, stationery, and postage used at the offices of the Trust relating to the services to be furnished by the Adviser hereunder.



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                  4. Except to the extent expressly assumed by the Adviser
herein, the Trust shall pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, such costs and expenses shall include the following: compensation paid to the Trustees who are not affiliated persons of the Adviser and reimbursement of travel expenses incurred by such Trustees in connection with attendance at meetings of the Trustees or committees thereof; fees and expenses of the transfer agent, dividend disbursing agent, legal counsel, independent public accountants, and custodian; costs of designing, printing, and mailing reports, prospectuses, proxy statements and notices to shareholders; fees and expenses of sale (including registration and qualification), issuance (including costs of any share certificates) and redemption of shares; association dues; interest; and taxes.

5. The Trust shall pay to the Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Adviser hereunder during the previous month, a fee computed at the annual rate of:

                  0.32% on the first $1 billion of the average daily net assets of the Trust during the preceding month; plus 0.29% on the portion of such net assets in excess of $1 billion but not exceeding $2 billion; plus 0.27% of such net assets in excess of $2 billion.

Such fee shall be computed and accrued daily based on the number of days per year.

                         For the purposes hereof, the total net assets of the
Trust shall be determined in the
manner set forth in the Declaration of Trust, By-Laws, and Prospectus of the Trust. The advisory fee shall be payable for the period commencing on the effective date of this Agreement and ending on the date of termination of this Agreement.

                  6. Within thirty days following the close of any fiscal year of the Trust, the Adviser will pay to the Trust a sum equal to the amount by which the aggregate expenses of the Trust incurred during such fiscal year, but excluding interest, taxes, brokerage costs, and extraordinary expenses such as litigation and acquisitions, exceed the lesser of either 25% of gross income of the Trust for preceding year or the sum of (a) 1-1/2% of the average daily net assets of the preceding year up to and including $30,000,000 and (b) 1% of any excess of average daily net assets of the preceding year over $30,000,000.

                  7. The expense limitation described in section 6 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Trust may issue in the future. Any new class(es) of shares issued by the Trust will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in
Section 6 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or (ii) reimburse the Trust for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Trust.

                  8. Nothing contained in this Agreement shall be construed to prohibit the Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Adviser from engaging in such business or in other related or unrelated businesses.



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                  9. The Adviser shall have no liability to the Trust, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Trust not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

                  10. This Agreement shall continue in effect until the close of business on May 31, 2005. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by (i) the Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Trust, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties hereto.

                  11. The obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust individually, but bind only the Trust Estate. The Adviser agrees to look solely to the assets of the Trust for the satisfaction of any liability of the Trust in respect of this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

                  12. This Agreement may be terminated at any time, without payment of any penalty, by the Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Trust, on sixty
(60) days' written notice to the Adviser, or by the Adviser on like notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.


THE CASH MANAGEMENT TRUST           CAPITAL RESEARCH AND
 OF AMERICA                         MANAGEMENT COMPANY


By /s/ Paul G. Haaga, Jr.           By /s/ James F. Rothenberg
 Paul G. Haaga, Jr., Chairman       James F. Rothenberg, President
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By /s/ Julie F. Williams            By /s/ Michael J. Downer
Julie F. Williams, Secretary        Michael J. Downer, Vice President
                                    and Secretary